HomeStreet, Inc. Reports Second Quarter 2019 Results

Key highlights and developments for the Second Quarter 2019 and subsequent:

•	Net income from continuing operations for the second quarter of 2019 was $8.9 million or $0.32 per diluted share, compared with $5.1 million, or $0.19 per diluted share for the first quarter of 2019

•	Exited our stand-alone home loan center-based mortgage business with the sale of 47 stand-alone home loan centers and transferred to the buyer 464 related personnel

•
Repurchased 2,656,001 shares, in both the second quarter 2019 and in early July 2019 - open market share repurchases in the second quarter of 963,600 shares repurchased ($29.40 average per share price), and separately a single transaction with the Blue Lion Capital and affiliates completed on July 11, 2019 of 1,692,401 shares repurchased ($31.16 per share price)

•	Reduced full time equivalent employees to 1,221 at June 30, 2019 compared to 1,937 at March 31, 2019, a 37% reduction

•	Increased deposits to $5.59 billion, an increase of 8% from March 31, 2019 and 14% from December 31, 2018

•	Reduced nonperforming assets to 0.16% of total assets, compared with 0.23% at March 31, 2019, and 0.17% at December 31, 2018
SEATTLE –July 22, 2019 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the Company had a net loss of $5.6 million, or $0.22 loss per diluted share for the second quarter of 2019 compared with net loss of $1.7 million, or $0.06 loss per diluted share for the first quarter of 2019 and net income of $7.1 million or $0.26 per diluted share for the second quarter of 2018. Net income from continuing operations for the second quarter of 2019 was $8.9 million or $0.32 per diluted share, compared with $5.1 million, or $0.19 per diluted share for the first quarter of 2019 and net income from continuing operations of $4.2 million or $0.15 per diluted share for second quarter of 2018.
Included in the net loss was $9.6 million of loss on disposal and restructuring-related expenses, net of tax, associated with costs related to the plan of exit or disposal which included the sale or closure of substantially all of the assets related to the Bank's stand-alone home loan center-based ("HLC-based") single family mortgage origination business and a related reduction in personnel and the sale of the significant majority of our mortgage servicing portfolio primarily related to our HLC-based mortgage origination business. Pre-tax, we recognized a $12.1 million aggregate loss on disposal and restructuring costs in the second quarter of 2019. These sale and closure costs include severance and benefit related expenses of $3.5 million; facilities, information technology and related expenses of $5.1 million; loss on mortgage servicing sales of $2.0 million and $1.5 million of other expenses.

As a result of the Board of Directors' approval of the plan of exit or disposal, the results of operations of our single family mortgage origination and servicing businesses, historically reported in our former Mortgage Banking segment, are now reported as discontinued operations. In accordance with generally accepted accounting principles, expenses reported in discontinued operations include only direct operating expenses incurred by the discontinued businesses that are identifiable as costs of the businesses sold, but only to the extent that we do not expect to continue to recognize such classes of expenses after the close of the transactions. Certain indirect costs, such as those related to corporate overhead and shared service functions that were previously allocated to the discontinued former Mortgage Banking segment and other expenses that do not meet the foregoing criteria, are now reported in continuing operations; we refer to these as stranded costs.
Prior to the second quarter, discontinued operations included our entire mortgage banking business. In the first quarter, we announced that we had adopted a plan of exit or disposal of our HLC-based mortgage banking business and that we would retain our substantially smaller bank location-based mortgage banking business. Beginning in April 2019, the revenues, and expenses of the retained mortgage banking business are included in continuing operations.

"The second quarter of 2019 marked a significant milestone in achieving our long-term strategic goals," said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. "We completed the sale of substantially all of our stand-alone home loan centers and transferred most of our related personnel to Homebridge Financial Services, Inc. The remaining offices that were not sold were closed during the quarter, which left us with no remaining stand-alone residential lending centers. Much of this activity took place in June, so our consolidated results of operations included almost an entire quarter of our historical mortgage banking activities."
"Unfortunately, this year’s annual meeting again included a proxy contest for Board positions and certain governance proposals. Final voting by shareholders for board nominees and proposals received strong proxy support from our shareholders reflecting shareholders' support for the Company’s strategy.
Subsequent to quarter end, upon receiving Federal Reserve Bank non-objection, we repurchased Blue Lion Capital’s 1.7 million shares representing 100% of Blue Lion Capital and its affiliates' ownership position. We are pleased to reach this amicable resolution with Blue Lion Capital, which allows us to focus on our business going forward."
"As a part of our decision to reduce our exposure to mortgage banking, in July we entered into a non-binding letter of interest to sell our ownership interest in WMS Series, LLC. The successful completion of this transaction will further reduce the single family mortgage loan volume we generate going forward. For perspective, during the second quarter we originated $166.1 million of held for sale volume and $5.3 million of held for investment volume from WMS."
"Now that we have completed the asset sale portion of our mortgage banking restructuring plan, we have turned our focus to improving our operating efficiency and reducing our cost structure to reflect our simplified business model and lower growth expectations. In addition to the expense reductions that management has completed or planned, the bank efficiency consultants that we engaged have identified a range of additional potential expense reductions, which involve meaningful technology, organization, and personnel changes.
These include:

◦	Simplifying the organizational structure by reducing management levels and management redundancy

◦	Consolidating similar functions currently residing in multiple organizations

◦	Renegotiating where possible major contracts - primarily technology

◦	Identifying and eliminating where possible all redundant or unnecessary systems and services

◦	Adjusting staffing to recognize the significant changes in work volumes and company direction

The timing of these potential reductions will vary depending on the nature of the expense. Some reductions have already occurred and a meaningful amount are expected to be realized in early 2020."

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 23, 2019 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss second quarter 2019 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10132855 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10132855.

The information to be discussed in the conference call will be posted on the Company's web site shortly after the market closes on Monday, July 22, 2019.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Income statement data (for the period ended):
Net interest income	$49,187	$47,557	$48,910	$47,860	$47,745	$96,744	$93,193
Provision for credit losses	—	1,500	500	750	1,000	1,500	1,750
Noninterest income	19,829	8,092	10,382	10,650	8,405	27,921	15,501
Noninterest expense	58,832	47,846	47,892	47,914	49,964	106,678	99,435
Income from continuing operations before income taxes	10,184	6,303	10,900	9,846	5,186	16,487	7,509
Income tax expense (benefit) from continuing operations	1,292	1,245	(1,575)	1,757	1,015	2,537	1,584
Income from continuing operations	8,892	5,058	12,475	8,089	4,171	13,950	5,925
(Loss) income from discontinued operations before income taxes	(16,678)	(8,440)	3,959	4,561	3,641	(25,118)	9,090
Income tax (benefit) expense from discontinued operations	(2,198)	(1,667)	1,207	815	713	(3,865)	2,050
(Loss) income from discontinued operations	(14,480)	(6,773)	2,752	3,746	2,928	(21,253)	7,040
NET (LOSS) INCOME	$(5,588)	$(1,715)	$15,227	$11,835	$7,099	$(7,303)	$12,965
Basic income (loss) per common share:
Income from continuing operations	$0.32	$0.19	$0.46	$0.30	$0.15	$0.51	$0.22
(Loss) income from discontinued operations	(0.54)	(0.25)	0.10	0.14	0.11	(0.79)	0.26
Basic (loss) income per common share	$(0.22)	$(0.06)	$0.56	$0.44	$0.26	$(0.28)	$0.48
Diluted income (loss) per common share:
Income from continuing operations	$0.32	$0.19	$0.46	$0.30	$0.15	$0.51	$0.22
(Loss) income from discontinued operations	(0.54)	(0.25)	0.10	0.14	0.11	(0.79)	0.26
Diluted (loss) income per common share	$(0.22)	$(0.06)	$0.56	$0.44	$0.26	$(0.28)	$0.48

Common shares outstanding	26,085,164	27,038,257	26,995,348	26,989,742	26,978,229	26,085,164	26,978,229

Core net income (2)	$3,951	$8,139	$9,721	$12,253	$12,547	$12,090	$18,144
Core diluted income per common share (2)	$0.13	$0.30	$0.36	$0.45	$0.46	$0.44	$0.67
Weighted average number of shares outstanding:
Basic	26,619,216	27,021,507	26,993,885	26,985,425	26,976,892	26,820,361	26,952,178
Diluted	26,802,130	27,185,175	27,175,522	27,181,688	27,156,329	26,993,653	27,157,664
Shareholders' equity per share	$27.75	$27.63	$27.39	$26.48	$26.19	$27.75	$26.19
Tangible book value per share (2)	$26.34	$26.26	$26.36	$25.43	$25.12	$26.34	$25.12

Financial position (at period end):
Loans held for investment, net	$5,287,859	$5,345,969	$5,075,371	$5,026,301	$4,883,310	$5,287,859	$4,883,310
Total assets	7,200,790	7,171,405	7,042,221	7,029,082	7,163,877	7,200,790	7,163,877
Deposits	5,590,893	5,178,334	4,888,558	4,943,545	4,901,164	5,590,893	4,901,164
Shareholders' equity	671,175	747,031	739,520	714,782	706,459	671,175	706,459

Other data:
Full-time equivalent employees (ending)	1,221	1,937	2,036	2,053	2,253	1,221	2,253

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Financial performance, continuing and discontinued: (8)
Return on average shareholders' equity (1)	(3.02)%	(0.91)%	8.30%	6.23%	3.78%	(1.96)%	3.53%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	2.12%	4.34%	5.30%	6.45%	6.68%	3.24%	4.94%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	2.24%	4.51%	5.51%	6.70%	6.95%	3.39%	5.14%
Return on average assets	(0.31)%	(0.10)%	0.86%	0.66%	0.40%	(0.20)%	0.37%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	0.21%	0.45%	0.55%	0.69%	0.71%	0.34%	0.52%
Net interest margin (3)	3.11%	3.11%	3.19%	3.20%	3.25%	3.11%	3.25%
Efficiency ratio (4)	106.83%	100.66%	84.64%	86.19%	91.84%	103.71%	92.01%
Core efficiency ratio (2)(5)	94.13%	87.81%	85.43%	85.71%	86.11%	90.93%	89.16%
Financial performance, continuing operations:
Efficiency ratio (4)	85.24%	85.98%	80.77%	81.89%	88.98%	85.57%	91.48%
Asset quality:
Allowance for loan losses/total loans (6)	0.81%	0.80%	0.81%	0.80%	0.80%	0.81%	0.80%
Allowance for loan losses/nonaccrual loans	435.59%	271.99%	356.92%	419.57%	409.97%	435.59%	409.97%
Nonaccrual loans/total loans	0.19%	0.29%	0.23%	0.19%	0.20%	0.19%	0.20%
Nonperforming assets/total assets	0.16%	0.23%	0.17%	0.15%	0.14%	0.16%	0.14%

Regulatory capital ratios for the Bank: (7)
Tier 1 leverage capital (to average assets)	9.86%	11.17%	10.15%	9.70%	9.72%	9.86%	9.72%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.26%	14.88%	13.82%	13.26%	12.69%	13.26%	12.69%
Tier 1 risk-based capital (to risk-weighted assets)	13.26%	14.88%	13.82%	13.26%	12.69%	13.26%	12.69%
Total risk-based capital (to risk-weighted assets)	14.15%	15.77%	14.72%	14.15%	13.52%	14.15%	13.52%
Risk-weighted assets	$5,350,351	$5,347,115	$5,121,575	$5,072,821	$5,291,165	$5,350,351	$5,291,165
Regulatory capital ratios for the Company: (7)
Tier 1 leverage capital (to average assets)	10.12%	10.73%	9.51%	9.17%	9.18%	10.12%	9.18%
Tier 1 common equity risk-based capital (to risk-weighted assets)	11.99%	12.62%	11.26%	10.84%	10.48%	11.99%	10.48%
Tier 1 risk-based capital (to risk-weighted assets)	13.06%	13.68%	12.37%	11.94%	11.56%	13.06%	11.56%
Total risk-based capital (to risk-weighted assets)	13.95%	14.58%	13.27%	12.82%	12.38%	13.95%	12.38%
Risk-weighted assets	$5,628,362	$5,626,399	$5,396,261	$5,363,263	$5,524,116	$5,628,362	$5,524,116

(1)	Net earnings available to common shareholders divided by average shareholders' equity.

(2)
Core net income; core diluted income per common share; tangible book value per share of common share; core efficiency ratio; return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.86%, 0.86%, 0.85%, 0.84% and 0.85% at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

(7)	Regulatory capital ratios at June 30, 2019 are preliminary.

(8)	Consolidated operations include both continuing and discontinued operations.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended					Six Months Ended
(in thousands, except share data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Interest income:
Loans	$67,015	$62,931	$62,070	$58,624	$56,168	$129,946	$107,656
Investment securities	4,884	5,564	5,979	5,580	5,527	10,448	11,086
Other	180	188	204	76	123	368	187
	72,079	68,683	68,253	64,280	61,818	140,762	118,929
Interest expense:
Deposits	16,940	14,312	13,359	11,286	9,562	31,252	17,350
Federal Home Loan Bank advances	3,635	4,642	4,088	3,277	2,780	8,277	5,009
Federal funds purchased and securities sold under agreements to repurchase	463	304	159	83	24	767	56
Long-term debt	1,725	1,744	1,706	1,695	1,662	3,469	3,246
Other	129	124	31	79	45	253	75
	22,892	21,126	19,343	16,420	14,073	44,018	25,736
Net interest income	49,187	47,557	48,910	47,860	47,745	96,744	93,193
Provision for credit losses	—	1,500	500	750	1,000	1,500	1,750
Net interest income after provision for credit losses	49,187	46,057	48,410	47,110	46,745	95,244	91,443
Noninterest income:
Net gain on loan origination and sale activities	12,178	2,607	3,516	4,193	2,710	14,785	4,157
Loan servicing income	2,176	1,043	872	954	937	3,219	1,845
Depositor and other retail banking fees	2,024	1,745	2,104	2,031	1,947	3,769	3,884
Insurance agency commissions	573	625	535	588	527	1,198	1,070
Gain (loss) on sale of investment securities available for sale	137	(247)	1	(4)	16	(110)	238
Other	2,741	2,319	3,354	2,888	2,268	5,060	4,307
	19,829	8,092	10,382	10,650	8,405	27,921	15,501
Noninterest expense:
Salaries and related costs	34,239	25,279	25,649	25,183	27,005	59,518	54,210
General and administrative	7,844	8,182	7,274	8,591	8,701	16,026	17,067
Amortization of core deposit intangibles	461	333	406	406	407	794	813
Legal	1,824	(204)	980	873	816	1,620	1,520
Consulting	887	1,408	746	426	615	2,295	1,297
Federal Deposit Insurance Corporation assessments	833	821	1,069	880	998	1,654	1,859
Occupancy	5,826	4,968	4,572	4,548	4,453	10,794	8,983
Information services	6,948	7,088	7,246	7,005	6,967	14,036	13,777
Net (benefit) cost from operation and sale of other real estate owned	(30)	(29)	(50)	2	2	(59)	(91)
	58,832	47,846	47,892	47,914	49,964	106,678	99,435
Income from continuing operations before income taxes	10,184	6,303	10,900	9,846	5,186	16,487	7,509
Income tax expense (benefit) from continuing operations	1,292	1,245	(1,575)	1,757	1,015	2,537	1,584
Income from continuing operations	8,892	5,058	12,475	8,089	4,171	13,950	5,925
(Loss) income from discontinued operations before income taxes	(16,678)	(8,440)	3,959	4,561	3,641	(25,118)	9,090
Income tax (benefit) expense for discontinued operations	(2,198)	(1,667)	1,207	815	713	(3,865)	2,050
(Loss) income from discontinued operations	(14,480)	(6,773)	2,752	3,746	2,928	(21,253)	7,040
NET (LOSS) INCOME	$(5,588)	$(1,715)	$15,227	$11,835	$7,099	$(7,303)	$12,965

Basic income (loss) per common share:
Income from continuing operations	$0.32	$0.19	$0.46	$0.30	$0.15	$0.51	$0.22
(Loss) income from discontinued operations	(0.54)	(0.25)	0.10	0.14	0.11	(0.79)	0.26
Basic (loss) income per share	$(0.22)	$(0.06)	$0.56	$0.44	$0.26	$(0.28)	$0.48
Diluted income (loss) per common share:
Income from continuing operations	$0.32	$0.19	$0.46	$0.30	$0.15	$0.51	$0.22
(Loss) income from discontinued operations	(0.54)	(0.25)	0.10	0.14	0.11	(0.79)	0.26
Diluted (loss) income per share	$(0.22)	$(0.06)	$0.56	$0.44	$0.26	$(0.28)	$0.48
Basic weighted average number of shares outstanding	26,619,216	27,021,507	26,993,885	26,985,425	26,976,892	26,820,361	26,952,178
Diluted weighted average number of shares outstanding	26,802,130	27,185,175	27,175,522	27,181,688	27,156,329	26,993,653	27,157,664

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Assets:
Cash and cash equivalents	$99,602	$67,690	$57,982	$59,006	$176,218
Investment securities	803,819	816,878	923,253	903,685	907,457
Loans held for sale	202,258	56,928	77,324	103,763	110,258
Loans held for investment, net	5,287,859	5,345,969	5,075,371	5,026,301	4,883,310
Mortgage servicing rights	94,950	95,942	103,374	106,592	99,595
Other real estate owned	1,753	838	455	751	752
Federal Home Loan Bank stock, at cost	24,048	32,533	45,497	40,732	48,157
Premises and equipment, net	81,167	85,635	88,112	88,799	91,967
Lease right-of-use assets	102,353	113,083	—	—	—
Goodwill	30,170	29,857	22,564	22,564	22,564
Other assets	176,888	169,268	171,255	162,650	160,109
Assets of discontinued operations	295,923	356,784	477,034	514,239	663,490
Total assets	$7,200,790	$7,171,405	$7,042,221	$7,029,082	$7,163,877
Liabilities and shareholders' equity:
Liabilities:
Deposits	$5,590,893	$5,178,334	$4,888,558	$4,943,545	$4,901,164
Federal Home Loan Bank advances	387,590	599,590	932,590	816,591	1,008,613
Accounts payable and other liabilities	102,943	126,546	169,970	156,283	168,464
Federal funds purchased and securities sold under agreements to repurchase	—	27,000	19,000	55,000	—
Other borrowings	—	—	—	—	30,007	(1)
Long-term debt	125,556	125,509	125,462	125,415	125,368
Lease liabilities	121,677	130,221	—	—	—
Liabilities of discontinued operations	148,221	237,174	167,121	217,466	223,802
Total liabilities	6,476,880	6,424,374	6,302,701	6,314,300	6,457,418
Shareholders' equity:
Temporary shareholders' equity
Shares subject to repurchase	52,735	—	—	—	—
Permanent shareholders' equity
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	308,705	342,049	342,439	341,606	340,723
Retained earnings	359,252	411,826	412,009	396,782	384,947
Accumulated other comprehensive income (loss)	2,707	(7,355)	(15,439)	(24,117)	(19,722)
Total permanent shareholders' equity	671,175	747,031	739,520	714,782	706,459
Total liabilities, temporary shareholders' equity and permanent shareholders' equity	$7,200,790	$7,171,405	$7,042,221	$7,029,082	$7,163,877

(1)	Balance represents the annual test draw down on our HomeStreet Inc., line of credit. This balance was subsequently paid off in July 2018.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended June 30,			Quarter Ended March 31,			Quarter Ended June 30,
	2019			2019			2018
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$55,270	$141	1.03%	$58,650	$184	1.27%	$87,898	$252	1.15%
Investment securities	815,287	5,351	2.63%	891,813	6,048	2.71%	911,678	6,029	2.64%
Loans held for sale (4)	393,790	4,235	4.30%	285,080	3,344	4.69%	533,453	6,081	4.56%
Loans held for investment	5,435,474	66,047	4.83%	5,236,387	63,034	4.82%	4,836,644	55,537	4.59%
Total interest-earning assets	6,699,821	75,774	4.50%	6,471,930	72,610	4.50%	6,369,673	67,899	4.26%
Noninterest-earning assets (2)(4)	601,893			721,795			711,206
Total assets	$7,301,714			$7,193,725			$7,080,879
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$394,768	$393	0.40%	$375,530	$375	0.41%	$445,128	$430	0.39%
Savings accounts	233,387	139	0.24%	240,900	150	0.25%	292,156	217	0.30%
Money market accounts	2,021,601	6,890	1.36%	1,932,317	5,803	1.21%	1,926,662	4,064	0.85%
Certificate accounts	1,712,094	9,662	2.26%	1,597,031	8,153	2.07%	1,382,351	4,999	1.45%
Total interest-bearing deposits	4,361,850	17,084	1.57%	4,145,778	14,481	1.41%	4,046,297	9,710	0.96%
Federal Home Loan Bank advances	594,810	3,973	2.64%	833,478	5,614	2.69%	943,539	4,782	2.03%
Federal funds purchased and securities sold under agreements to repurchase	73,189	463	2.50%	47,778	304	2.54%	5,253	24	1.84%
Other borrowings	10,562	87	3.29%	7,339	94	5.15%	659	7	4.40%
Long-term debt	125,528	1,725	5.47%	125,480	1,744	5.56%	125,337	1,662	5.32%
Total interest-bearing liabilities	5,165,939	23,332	1.80%	5,159,853	22,237	1.74%	5,121,085	16,185	1.27%
Noninterest-bearing liabilities (4)	1,394,445			1,283,406			1,208,201
Total liabilities	6,560,384			6,443,259			6,329,286
Temporary shareholders' equity	6,375			—			—
Permanent shareholders' equity	734,955			750,466			751,593
Total liabilities and shareholders' equity	$7,301,714			$7,193,725			$7,080,879
Net interest income (3)		$52,442			$50,373			$51,714
Net interest spread			2.70%			2.76%			2.99%
Impact of noninterest-bearing sources			0.41%			0.35%			0.26%
Net interest margin			3.11%			3.11%			3.25%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $641 thousand, $670 thousand and $711 thousand for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively. The estimated federal statutory tax rate was 21% for all the periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The NIM related to discontinued operations is immaterial.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Six Months Ended June 30,
	2019			2018
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$56,950	$325	1.15%	$83,487	$432	1.04%
Investment securities	853,339	11,400	2.67%	913,609	12,115	2.65%
Loans held for sale (4)	339,735	7,579	4.46%	495,369	10,734	4.33%
Loans held for investment	5,336,480	129,081	4.83%	4,739,850	106,995	4.53%
Total interest-earning assets	6,586,504	148,385	4.50%	6,232,315	130,276	4.19%
Noninterest-earning assets (2)(4)	661,513			684,164
Total assets	$7,248,017			$6,916,479
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$385,202	$768	0.40%	$443,256	$870	0.39%
Savings accounts	237,123	288	0.25%	292,629	448	0.31%
Money market accounts	1,977,206	12,693	1.29%	1,893,852	7,511	0.79%
Certificate accounts	1,654,880	17,814	2.17%	1,311,092	8,843	1.35%
Total interest-bearing deposits	4,254,411	31,563	1.49%	3,940,829	17,672	0.90%
Federal Home Loan Bank advances	713,485	9,587	2.67%	901,230	8,418	1.87%
Federal funds purchased and securities sold under agreements to repurchase	60,553	766	2.52%	6,287	56	1.80%
Other borrowings	8,959	181	4.05%	332	8	2.21%
Long-term debt	125,504	3,469	5.52%	125,314	3,246	5.20%
Total interest-bearing liabilities	5,162,912	45,566	1.77%	4,973,992	29,400	1.18%
Noninterest-bearing liabilities (4)	1,339,232			1,207,726
Total liabilities	6,502,144			6,181,718
Temporary shareholders' equity	3,205			—
Permanent shareholders' equity	742,668			734,761
Total liabilities and shareholders' equity	$7,248,017			$6,916,479
Net interest income (3)		$102,819			$100,876
Net interest spread			2.73%			3.01%
Impact of noninterest-bearing sources			0.38%			0.24%
Net interest margin			3.11%			3.25%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.3 million and $1.4 million for the six months ended June 30, 2019 and June 30, 2018, respectively. The estimated federal statutory tax rate was 21% for both periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The NIM related to discontinued operations is immaterial.

Consolidated Results of Operations
Net Income
Net income (loss) includes both continuing and discontinued operations for the periods presented.
Net income decreased in the second quarter of 2019 compared to the first quarter of 2019 primarily due to a decrease in mortgage servicing income related to the first quarter 2019 sale of single family mortgage servicing rights and the intra-quarter sale of our HLC-based mortgage origination business. The decrease was partially offset by an increase in net interest income from higher average balances on interest earning assets.
The decrease from the second quarter of 2018 was primarily due to a $9.6 million loss on disposal and restructuring-related expenses, net of tax, as well as a decrease in mortgage servicing income and a decrease in gain on mortgage loan and origination sale activities primarily related to the reduction in our single family lending sales force and the intra-quarter sale of our HLC-based mortgage origination business.
Core Net Income(1)
Core net income(1), which includes both continuing and discontinued operations(1), decreased in the second quarter of 2019 compared to the first quarter of 2019 and the second quarter of 2018 primarily due to the decrease in mortgage servicing income related to the first quarter 2019 sale of single family mortgage servicing rights and the intra-quarter sale of our HLC-based mortgage origination business. This decrease from the first quarter of 2019 was partially offset by an increase in net interest income from higher average loans held for investment.
Core net income was also adversely impacted during the quarter by the timing of the sale of our HLC based mortgage origination business. We recognized a full quarter of expenses on closed loan volume, but only a partial quarter of revenue on interest rate lock and forward commitment volume. When single family interest rate lock volume is lower than closed loan volume in a given quarter, net income is reduced because a majority of mortgage revenue is recognized at point of interest rate lock, while a majority of origination costs, including commissions, are recognized upon closing. This imbalance reduced net income during the quarter by approximately $3.0 million.
Net Income from Continuing Operations
Net income from continuing operations increased in the second quarter of 2019 compared to the first quarter of 2019 and the second quarter of 2018. Of this increase, $3.2 million is due to the inclusion, beginning in April 2019, of the revenues and expenses from the retained bank location-based mortgage banking business previously included in discontinued operations. Excluding this impact, the increase related to a decrease in provision for credit losses in the quarter and an increase in noninterest income from an increase in gain on sale of investment securities and an increase in prepayment fees received on the payoff of commercial loans. This increase was partially offset by an increase in noninterest expense from higher salaries and related costs due to increased loan origination volume, restructuring related costs and increased legal expenses.

(1) For notes on non-GAAP financial measures see page 23.

Net Interest Income
Net interest income increased from the first quarter of 2019 and second quarter of 2018. Of the increase $1.2 million was due to the inclusion, beginning in April 2019, of net interest income from the retained bank location-based mortgage banking business previously included in discontinued operations and to a lesser extent higher average balances in loans held for investment. The increases were partially offset by an increase in interest expense on deposits.
Our net interest margin, on a tax equivalent basis, remained at 3.11% compared to the first quarter of 2019 and decreased 14 basis points from 3.25% in the second quarter of 2018. Compared to the first quarter of 2019, the benefit of growth in non-interest bearing deposits was offset by higher interest bearing deposit costs. Year over year, the flattening yield curve adversely affected our net interest margin as the cost of our interest-bearing liabilities increased more quickly than the yield on our interest earning assets.
Provision for Credit Losses
The decrease in the provision for credit losses from the first quarter of 2019 was primarily due to a reduction in loan balances, and the decrease from the second quarter of 2018 was primarily due to a reduction in loan balances and higher net recoveries during the quarter.
Noninterest Income
The increases in noninterest income from the first quarter of 2019 and the second quarter of 2018 were primarily due to the inclusion, beginning in April 2019, of $10.4 million of noninterest income from the retained bank location-based mortgage banking business previously included in discontinued operations. Excluding this impact, noninterest income increased primarily due to an increase in gain on sale of investment securities and an increase in prepayment fees received on the payoff of commercial loans.
Noninterest Expense
Noninterest expense increased from the first quarter of 2019 and the second quarter of 2018, primarily due to the inclusion, beginning in April 2019, of $7.6 million of expenses from the retained bank location-based mortgage banking business previously included in discontinued operations. Excluding this impact, the remaining increase was primarily due to higher proxy solicitation and other costs related to our annual shareholder meeting and an increase in salaries and related costs for corporate severance and related costs. These increases were partially offset by a $672 thousand legal expense reimbursement received in the first quarter of 2019.

Net Income (loss) from Discontinued Operations
Net loss from discontinued operations in the second quarter of 2019 increased compared to the first quarter of 2019. Approximately $3.2 million of this increased loss was primarily due to the inclusion in April 2019 of the revenues and expenses from the retained bank location-based mortgage banking business now included in continuing operations. Excluding this impact, the decrease in net income from discontinued operations was due to a reduction in single family mortgage net gain on loan origination and sale activities, primarily driven by the reductions in our sales force; lower servicing income due to the first quarter sale of mortgage servicing rights; and the impact of the timing of intra-quarter sale of our HLC-based mortgage origination business. This decrease was partially offset by reduced commissions on lower closed loan volume, savings associated with lower headcount and other savings related to our prior cost reduction initiatives.
Net loss from discontinued operations increased compared to the second quarter of 2018, $3.2 million of this increased loss was the result of the migration of our bank location-based mortgage origination and servicing business from discontinued operations to continuing operations. Excluding this impact, the decrease is primarily due to, the second quarter 2019, $9.6 million, net of tax, in loss on disposal and restructuring related expenses, a decline in single family mortgage net gain on loan origination and sale activities and lower serving income from the first quarter 2019 sale of mortgage servicing rights. This decrease was partially offset by reduced commissions on lower closed loan volume, savings associated with lower headcount and other reductions related to our prior cost savings initiatives.
Income Taxes
Our effective income tax rate of 14.0% for the second quarter of 2019 differed from our combined Federal and blended state statutory tax rate of 23.6% primarily due to the benefit we received from tax-exempt interest income and its proportion to total net income.
Other
As of June 30, 2019, we had 1,221 full-time equivalent employees, a 37% net decrease from 1,937 employees as of March 31, 2019, and a 46% net decrease from 2,253 employees as of June 30, 2018. The decrease in employees compared to June 30, 2018 was primarily due to the transfer of 464 mortgage personnel to positions with the buyer in connection with the stand-alone HLC sale, and reductions in associated corporate support staff and our prior period and ongoing cost reduction initiatives. At June 30, 2019, we had 63 retail deposit branches and four primary stand-alone commercial loan centers.

On June 20, 2019, we agreed to repurchase 1.7 million shares from Blue Lion Capital at an average per share price of $31.16, which price represented the five-day volume weighted average price prior to the date of our 2019 annual meeting on June 20. This purchase required Federal Reserve Bank review prior to consummation. We executed the purchase on July 11, 2019, upon receiving Federal Reserve non-objection. As the agreement to purchase Blue Lion’s shares was negotiated prior to quarter end, we reclassified $52.7 million from permanent shareholders' equity to temporary shareholders' equity on our consolidated statement of financial condition as of June 30, 2019.

Five Quarter Investment Securities

(in thousands, except for duration data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Available for sale:
Mortgage-backed securities:
Residential	$110,021	$112,146	$107,961	$110,294	$115,848
Commercial	30,428	30,382	34,514	34,299	30,354
Collateralized mortgage obligations:
Residential	157,064	156,308	166,744	159,296	168,519
Commercial	124,579	122,969	116,674	113,385	111,623
Municipal bonds	357,097	351,360	385,655	372,582	361,799
Corporate debt securities	18,897	18,464	19,995	21,259	21,478
U.S. Treasury securities	1,311	11,037	10,900	10,670	10,438
Agency debentures	—	9,766	9,525	9,317	9,363
Total available for sale	799,397	812,432	851,968	831,102	829,422
Held to maturity	4,422	4,446	71,285	72,584	78,035
	$803,819	$816,878	$923,253	$903,686	$907,457

Weighted average duration in years - available for sale	3.8	4.4	4.6	4.8	4.7

Five Quarter Loans Held for Investment

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Consumer loans
Single family (1)	$1,259,386	$1,348,554	$1,358,175	$1,418,140	$1,416,072
Home equity and other	588,132	585,167	570,923	540,960	513,016
Total consumer loans	1,847,518	1,933,721	1,929,098	1,959,100	1,929,088
Commercial real estate loans
Non-owner occupied commercial real estate	767,447	780,939	701,928	667,429	640,984
Multifamily	995,604	939,656	908,015	893,105	836,260
Construction/land development	779,031	837,279	794,544	790,622	778,094
Total commercial real estate loans	2,542,082	2,557,874	2,404,487	2,351,156	2,255,338
Commercial and industrial loans
Owner occupied commercial real estate	470,986	450,450	429,158	420,724	400,149
Commercial business	444,002	421,534	331,004	314,852	319,038
Total commercial and industrial loans	914,988	871,984	760,162	735,576	719,187
Total loans before allowance, net deferred loan fees and costs	5,304,588	5,363,579	5,093,747	5,045,832	4,903,613
Net deferred loan fees and costs	26,525	25,566	23,094	20,907	19,177
	5,331,113	5,389,145	5,116,841	5,066,739	4,922,790
Allowance for loan losses	(43,254)	(43,176)	(41,470)	(40,438)	(39,480)
	$5,287,859	$5,345,969	$5,075,371	$5,026,301	$4,883,310

(1)
Includes $4.5 million, $4.8 million, $4.1 million, $4.1 million and $4.2 million of single family loans that are carried at fair value at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Five Quarter Loan Roll-forward

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Loans - beginning balance	$5,363,579	$5,093,747	$5,045,832	$4,903,613	$4,780,537
Originations	402,893	361,841	447,772	482,847	498,196
Purchases and advances	290,680	383,576	268,098	254,948	260,680
Payoffs, paydowns, sales and other	(751,773)	(474,737)	(667,676)	(595,462)	(634,580)
Charge-offs and transfers to OREO	(791)	(848)	(279)	(114)	(1,220)
Loans - ending balance	$5,304,588	$5,363,579	$5,093,747	$5,045,832	$4,903,613

Net change - loans outstanding	$(58,991)	$269,832	$47,915	$142,219	$123,076

Five Quarter New Loan Commitment Trend

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Consumer loans
Single family	$28,249	$36,545	$54,871	$107,040	$186,837
Home equity and other	84,361	96,768	124,388	124,446	140,968
Total consumer loans	112,610	133,313	179,259	231,486	327,805
Commercial real estate loans
Non-owner occupied commercial real estate	26,830	45,008	64,572	49,257	23,577
Multifamily	201,766	141,748	151,769	136,827	89,112
Construction/land development	198,280	147,030	240,680	235,857	346,249
Total commercial real estate loans	426,876	333,786	457,021	421,941	458,938
Commercial and industrial loans
Owner occupied commercial real estate	10,636	6,623	16,744	8,590	7,693
Commercial business	61,184	72,737	39,322	63,358	44,332
Total commercial and industrial loans	71,820	79,360	56,066	71,948	52,025
	$611,306	$546,459	$692,346	$725,375	$838,768
Loans Held for Investment
Loans held for investment decreased $59.0 million or 1% compared to March 31, 2019. The decrease was due to single family loans transfers and sales of $60.2 million during the quarter. New commitments totaled $611.3 million, the majority of which were commercial real estate.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Beginning balance	$44,536	$42,913	$41,854	$40,982	$40,446
Provision for credit losses	—	1,500	500	750	1,000
Recoveries, net of (charge-offs)	92	123	559	122	(464)
Ending balance	$44,628	$44,536	$42,913	$41,854	$40,982
Components:
Allowance for loan losses	$43,254	$43,176	$41,470	$40,438	$39,480
Allowance for unfunded commitments	1,374	1,360	1,443	1,416	1,502
Allowance for credit losses	$44,628	$44,536	$42,913	$41,854	$40,982

Allowance as a % of loans held for investment (1)(2)	0.81%	0.80%	0.81%	0.80%	0.80%
Allowance as a % of nonaccrual loans	435.59%	271.99%	356.92%	419.57%	409.97%

(1)
Includes loans acquired in bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.86%, 0.86%, 0.85%, 0.84% and 0.85% at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Five Quarter Nonperforming Assets

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Nonaccrual loans (1)	$9,930	$15,874	$11,619	$9,638	$9,630
Other real estate owned	1,753	838	455	751	751
Total nonperforming assets (2)	$11,683	$16,712	$12,074	$10,389	$10,381

Nonaccrual loans as a % of total loans	0.19%	0.29%	0.23%	0.19%	0.20%
Nonperforming assets as a % of total assets	0.16%	0.23%	0.17%	0.15%	0.14%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.4 million, $1.7 million, $1.9 million, $1.4 million and $1.4 million of nonperforming loans guaranteed by the SBA at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Beginning balance	$16,712	$12,074	$10,389	$10,381	$11,176
Additions	3,329	6,887	3,139	1,390	2,097
Reductions:
Gross charge-offs	(40)	(4)	(148)	(78)	(76)
OREO sales	(180)	(455)	(297)	—	—
Principal paydowns, payoff advances, and equity adjustments	(6,547)	(1,695)	(709)	(642)	(2,001)
Transferred back to accrual status	(1,591)	(95)	(300)	(662)	(815)
Total reductions	(8,358)	(2,249)	(1,454)	(1,382)	(2,892)
Net additions (reductions)	(5,029)	4,638	1,685	8	(795)
Ending balance (1)	$11,683	$16,712	$12,074	$10,389	$10,381

(1)
Includes $1.4 million, $1.7 million, $1.9 million, $1.4 million and $1.4 million of nonperforming loans guaranteed by the SBA at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

June 30, 2019
Total loans held for investment	$5,036	$3,456	$36,354	$44,846	$5,259,742	$5,304,588
Less: FHA/VA loans (1)	3,425	3,191	25,264	31,880	76,030	107,910
Less: guaranteed portion of SBA loans (2)	824	—	1,376	2,200	6,013	8,213
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$787	$265	$9,714	$10,766	$5,177,699	$5,188,465
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.02%	0.01%	0.19%	0.21%	99.79%	100.00%

December 31, 2018
Total loans held for investment	$9,870	$3,753	$50,735	$64,358	$5,029,389	$5,093,747
Less: FHA/VA loans (1)	7,003	3,583	39,116	49,702	70,589	120,291
Less: guaranteed portion of SBA loans (2)	—	—	1,872	1,872	6,726	8,598
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,867	$170	$9,747	$12,784	$4,952,074	$4,964,858
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.20%	0.26%	99.74%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
Credit quality remained strong, with nonperforming assets remaining low at 0.16% of total assets. The improvement from March 31, 2019 was primarily due to a pay-off of one SBA 504 construction loan of $4.7 million that had been downgraded to nonaccrual in the quarter ended March 31, 2019. The delinquency rate (excluding FHA/VA insured and guaranteed portion of SBA loans) was 0.21% at June 30, 2019 compared to 0.26% at December 31, 2018. The decrease was primarily related to improved consumer loan delinquencies.
The increase in the allowance for credit losses was primarily due to the growth in loan balances as compared to December 31, 2018 and June 30, 2018. The ALLL/Loan ratio remained at 0.81% compared to December 31, 2018. In general, the Bank has experienced net recoveries over the past four years combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio also includes a pool of government guaranteed loans and loans obtained through acquisitions carried at fair value, all of which require nominal reserve amounts due to the government guarantee or accounting treatment. All of these factors contributed to determining the current ALLL/Loan ratio and support the current ratio as compared to December 31, 2018.

Production Volumes for Sale to the Secondary Market

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Loan originations
Multifamily DUS® (1)	$71,703	$2,400	$61,330	$62,717	$71,759	$74,103	$93,503
SBA	439	967	6,651	9,560	5,713	1,406	8,943
Mortgage banking single family (3)	1,462,780	1,042,094	1,168,447	1,535,032	1,739,887	2,504,874	3,192,285
Loans sold
Multifamily DUS® (1)	$22,984	$21,927	$44,445	$93,281	$54,621	$44,911	$87,597
SBA	1,669	7,109	9,219	3,025	3,622	8,778	7,314
CRE Non-DUS® (2)	127,009	135,035	170,172	61,562	114,650	262,044	114,650
Single Family (2)	60,216	11,230	69,931	34,520	138,603	71,446	138,603
Mortgage banking single family	1,393,848	993,619	1,187,137	1,690,178	1,629,745	2,387,467	3,180,469
Net gain (loss) on loan origination and sale activities
Multifamily DUS® (1)	$659	$534	$1,149	$3,104	$1,613	$1,193	$2,759
SBA	132	375	484	142	385	507	686
CRE Non-DUS® (2)	2,035	1,751	1,662	990	800	3,786	800
Single Family (2)	(10)	(53)	221	(43)	(89)	(63)	(89)
Mortgage banking single family (4)	33,559	35,488	32,794	40,378	54,340	69,047	101,212
	$36,375	$38,095	$36,310	$44,571	$57,049	$74,470	$105,368

(1)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program ("DUS"®) is a registered trademark of Fannie Mae.

(2)	Includes loans originated as held for investment.

(3)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it to the secondary market.

(4)	Includes both continuing and discontinued operations.

Single Family Loan Originations from Continuing and Discontinued Operations
Of the $1.46 billion of mortgage banking single family loan originations during the quarter, $1.04 billion of volume was originated by the offices and personnel that were transferred to Homebridge Financial Services, Inc., or closed as part of our plan of exit of our HLC-based mortgage origination business. Approximately, $259.8 million of volume was originated by our bank location-based mortgage banking business now included in continuing operations and $166.1 million of volume was originated by WMS.

Loans Serviced for Others

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Commercial
Multifamily DUS® (1)	$1,452,103	$1,435,036	$1,458,020	$1,442,727	$1,357,929
Other	83,419	86,561	84,457	83,308	82,083
Total commercial loans serviced for others	1,535,522	1,521,597	1,542,477	1,526,035	1,440,012

Single family (2)
U.S. government and agency	6,204,566	5,450,159	19,541,450	19,211,119	18,493,704
Other	586,389	602,235	610,285	593,144	579,472
Total single family loans serviced for others	6,790,955	6,052,394	20,151,735	19,804,263	19,073,176
Total loans serviced for others	$8,326,477	$7,573,991	$21,694,212	$21,330,298	$20,513,188

(1)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program ("DUS"®) is a registered trademark of Fannie Mae.

(2)	Excludes interim loan servicing from first quarter 2019 sale of single family mortgage servicing rights.

Loan Servicing Income

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Commercial loan servicing income, net:
Servicing fees and other	$2,183	$2,419	$2,107	$1,988	$2,001	$4,602	$3,958
Amortization of capitalized MSRs	(1,102)	(1,376)	(1,236)	(1,034)	(1,064)	(2,478)	(2,113)
Commercial loan servicing income	1,081	1,043	871	954	937	2,124	1,845

Single family servicing income, net: (4)
Servicing fees and other	3,883	14,938	14,949	13,058	16,384	18,821	32,878
Changes in fair value of single family MSRs due to amortization (1)	(3,422)	(8,983)	(8,135)	(8,300)	(9,400)	(12,405)	(18,270)
	461	5,955	6,814	4,758	6,984	6,416	14,608
Risk management, single family MSRs: (4)
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)(3)	(9,414)	(5,278)	(13,532)	11,562	11,299	(14,692)	41,318
Net gain (loss) from derivatives economically hedging MSR	7,194	3,683	12,137	(9,446)	(12,188)	10,877	(43,165)
	(2,220)	(1,595)	(1,395)	2,116	(889)	(3,815)	(1,847)
Single Family servicing (loss) income	(1,759)	4,360	5,419	6,874	6,095	2,601	12,761

Total loan servicing (loss) income	$(678)	$5,403	$6,290	$7,828	$7,032	$4,725	$14,606

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)
Includes pre-tax loss of $2.0 million and pre-tax income of $774 thousand and $573 thousand, net of transaction costs and prepayment reserves, for the second quarter of 2019, first quarter of 2019 and the second quarter 2018, respectively, sales of single family MSRs.

(4)	Includes both continuing and discontinued operations.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Commercial Mortgage Servicing Rights
Beginning balance	$27,692	$28,326	$28,136	$26,460	26,042
Originations	530	631	1,267	2,657	1,409
Amortization	(995)	(1,265)	(1,077)	(981)	(991)
Ending balance	$27,227	$27,692	$28,326	$28,136	$26,460
Ratio of MSR carrying value to related loans serviced for others	1.86%	1.92%	1.93%	1.94%	1.93%
MSR servicing fee multiple (1)	3.89	3.99	4.02	4.04	4.03
Weighted-average note rate (loans serviced for others)	4.39%	4.40%	4.39%	4.38%	4.34%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.48%	0.48%	0.48%	0.48%

Single Family Mortgage Servicing Rights
Beginning balance	$68,250	$252,168	$263,622	$245,744	$294,062
Additions and amortization:
Originations	10,184	7,287	10,057	14,525	16,673
Sale of servicing rights	—	(176,944)	—	(12)	(66,890)
Changes due to amortization (2)	(3,422)	(8,983)	(8,135)	(8,300)	(9,400)
Net additions and amortization	6,762	(178,640)	1,922	6,213	(59,617)
Changes in fair value due to changes in model inputs and/or assumptions (3)(4)	(7,289)	(5,278)	(13,376)	11,665	11,299
Ending balance	$67,723	$68,250	$252,168	$263,622	$245,744
Ratio of MSR carrying value to related loans serviced for others	1.00%	1.13%	1.25%	1.33%	1.29%
MSR servicing fee multiple (1)	3.44	3.86	4.34	4.61	4.47
Weighted-average note rate (loans serviced for others)	4.34%	4.32%	4.19%	4.15%	4.10%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%	0.29%	0.29%

(1) Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

(2)	Represents changes due to collection/realization of expected cash flows and curtailments.

(3)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(4)
Includes pre-tax loss of $2.0 million and pre-tax income of $774 thousand and $573 thousand, net of transaction costs and prepayment reserves, for the second quarter of 2019, the first quarter of 2019 and the second quarter 2018, respectively, sales of single family MSRs.

Loan Servicing from continuing and discontinued operations
The decrease in loans serviced for others from December 31, 2018, was primarily due to sales to two separate purchasers of single family mortgages serviced for others with an aggregate unpaid principal balance ("UPB") of $14.26 billion executed on March 29, 2019. It was comprised of the sale of mortgage servicing rights related to single family mortgage loans held by or pooled in securities guaranteed by Fannie Mae and Freddie Mac with aggregate UPB of approximately $9.89 billion, and the sale of mortgage servicing rights related to single family mortgage loans pooled in Ginnie Mae mortgage backed securities with aggregate UPB of approximately $4.37 billion.
The decreases in single family loan servicing income from the first quarter of 2019 and second quarter of 2018 were primarily due to a lower average UPB of loans serviced for others as a result of our sales of single family mortgage servicing rights and $2.0 million in related transaction costs, partially offset by higher risk management results. The higher risk management results were primarily driven by reduced hedging costs on a smaller servicing portfolio.

Five Quarter Deposits

(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Deposits by Product: (1)
Noninterest-bearing accounts - checking and savings	$684,898	$683,840	$612,540	$608,839	$627,893
Interest-bearing transaction and savings deposits:
NOW accounts	444,130	415,402	376,137	442,158	486,104
Statement savings accounts due on demand	227,762	241,747	245,795	272,949	283,969
Money market accounts due on demand	1,995,244	2,014,662	1,935,516	1,907,782	1,932,340
Total interest-bearing transaction and savings deposits	2,667,136	2,671,811	2,557,448	2,622,889	2,702,413
Total transaction and savings deposits	3,352,034	3,355,651	3,169,988	3,231,728	3,330,306
Certificates of deposit	2,060,376	1,644,768	1,579,806	1,548,392	1,396,082
Noninterest-bearing accounts - other	311,287	397,015	301,614	374,922	393,897
Total deposits	$5,723,697	$5,397,434	$5,051,408	$5,155,042	$5,120,285

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.0%	12.7%	12.1%	11.8%	12.3%
Interest-bearing transaction and savings deposits:
NOW accounts	7.8	7.7	7.4	8.6	9.5
Statement savings accounts, due on demand	4.0	4.5	4.9	5.3	5.5
Money market accounts, due on demand	34.9	37.3	38.3	37.0	37.7
Total interest-bearing transaction and savings deposits	46.7	49.5	50.6	50.9	52.7
Total transaction and savings deposits	58.7	62.2	62.7	62.7	65.0
Certificates of deposit	36.0	30.5	31.3	30.0	27.3
Noninterest-bearing accounts - other	5.3	7.3	6.0	7.3	7.7
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes $132.8 million, $219.1 million, $162.8 million, $211.5 million, $219.1 million in servicing deposits related to discontinued operations for the periods ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Deposits
Included in deposits at June 30, 2019 and March 31, 2019 were $132.8 million and $219.1 million, respectively, in servicing related deposits from discontinued operations in connection with the MSR sales that will be transferred to the buyers. The increase in deposits from March 31, 2019 was primarily driven by an increase in consumer time deposits and non-interest bearing business deposits.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items, and acquisition-related items, loss on exit and disposal and restructuring related items, net of tax and adjusted noninterest expense from continuing operations. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share and noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, and acquisition-related items, net of tax; net income, excluding income tax reform-related items, and acquisition-related items and restructuring-related items, net of tax. We have also disclosed adjusted noninterest expense from continuing operations which excludes Stranded Costs and presented core efficiency ratios, which eliminate costs incurred in connection with acquisitions and the impact of restructuring related recoveries or expenses. We refer to all of the above non-GAAP financial measurements as "Core" or "Adjusted" measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these non-GAAP measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our acquisition of one retail deposit branch in Southern California on September 15, 2017 and one retail branch in San Diego County in March 2019. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain loss on disposal and restructuring-related expenses, as well as acquisition-related revenues and expenses, the impact of the Tax Reform Act tax benefit and in some cases Stranded Costs that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible shareholders' equity, tangible book value per share of common stock, average tangible shareholders' equity and return on average tangible shareholders' equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Shareholders' equity	$723,910	$747,031	$739,520	$714,782	$706,459	$723,910	$706,459
Less: Goodwill and other intangibles	(36,771)	(36,919)	(28,035)	(28,442)	(28,848)	(36,771)	(28,848)
Tangible shareholders' equity (1)	$687,139	$710,112	$711,485	$686,340	$677,611	$687,139	$677,611

Common shares outstanding	26,085,164	27,038,257	26,995,348	26,989,742	26,978,229	26,085,164	26,978,229

Shareholders' equity per share	$27.75	$27.63	$27.39	$26.48	$26.19	$27.75	$26.19
Impact of goodwill and other intangibles	(1.41)	(1.37)	(1.03)	(1.05)	(1.07)	(1.41)	(1.07)
Tangible book value per share (2)	$26.34	$26.26	$26.36	$25.43	$25.12	$26.34	$25.12

Average shareholders' equity	$741,330	$750,466	$733,969	$760,446	$751,593	$745,873	$734,761
Less: Average goodwill and other intangibles	(36,604)	(28,611)	(28,277)	(28,698)	(29,109)	(32,607)	(29,303)
Average tangible shareholders' equity	$704,726	$721,855	$705,692	$731,748	$722,484	$713,266	$705,458

Return on average shareholders' equity	(3.02)%	(0.91)%	8.30%	6.23%	3.78%	(1.96)%	3.53%
Impact of goodwill and other intangibles	(0.15)%	(0.04)%	0.33%	0.24%	0.15%	(0.09)%	0.15%
Return on average tangible shareholders' equity (2)	(3.17)%	(0.95)%	8.63%	6.47%	3.93%	(2.05)%	3.68%

Return on average shareholders' equity	(3.02)%	(0.91)%	8.30%	6.23%	3.78%	(1.96)%	3.53%
Impact of tax reform-related benefit	—%	—%	(2.66)%	—%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	5.16%	5.10%	(0.37)%	0.22%	2.90%	5.13%	1.42%
Impact of acquisition-related expenses (net of tax)	(0.02)%	0.15%	0.03%	—%	—%	0.07%	(0.01)%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	2.12%	4.34%	5.30%	6.45%	6.68%	3.24%	4.94%

Return on average assets	(0.31)%	(0.10)%	0.86%	0.66%	0.40%	(0.20)%	0.37%
Impact of tax reform-related benefit	—%	—%	(0.27)%	—	—	—	—
Impact of restructuring-related expenses (net of tax)	0.52%	0.53%	(0.04)%	0.02%	0.31%	0.53%	0.15%
Impact of acquisition-related expenses (net of tax)	—%	0.02%	—%	0.01%	—%	0.01%	—%
Return on average assets, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.21%	0.45%	0.55%	0.69%	0.71%	0.34%	0.52%

(1)
Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity.

(2)
Tangible book value, a non-GAAP financial measure is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Consolidated results (consolidated):
Net (loss) income	$(5,588)	$(1,715)	$15,227	$11,835	$7,099	$(7,303)	$12,965
Impact of income tax reform-related benefit	—	—	(4,884)	—	—	—	—
Impact of loss on exit or disposal and restructuring-related (recoveries) expenses, net of tax	9,572	9,564	(676)	414	5,445	19,136	5,215
Impact of acquisition-related (recoveries) expenses, net of tax	(33)	290	54	4	3	$257	$(36)
Core net income	$3,951	$8,139	$9,721	$12,253	$12,547	12,090	18,144

Noninterest expense (2)	101,585	97,700	84,644	94,595	110,565	$199,285	$211,334
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries (1)	(12,116)	(12,106)	856	(524)	(6,892)	(24,222)	(6,601)
Impact of acquisition-related recoveries (expenses)	42	(367)	(68)	(5)	(4)	(325)	46
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$89,511	$85,227	$85,432	$94,066	$103,669	$174,738	$204,779

Efficiency ratio	106.83%	100.66%	84.64%	86.19%	91.84%	103.71%	92.01%
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries	(12.74)%	(12.47)%	0.86%	(0.48)%	(5.72)%	(12.61)%	(2.87)%
Impact of acquisition-related (expenses) recoveries	0.04%	(0.38)%	(0.07)%	—%	(0.01)%	(0.17)%	0.02%
Core efficiency ratio	94.13%	87.81%	85.43%	85.71%	86.11%	90.93%	89.16%

Diluted earnings per common share	$(0.22)	$(0.06)	$0.56	$0.44	$0.26	$(0.28)	$0.48
Impact of income tax reform-related benefit	—	—	(0.18)	—	—	—	—
Impact of loss on exit or disposal and restructuring-related (recoveries) expenses, net of tax	0.35	0.35	(0.02)	0.01	0.20	0.71	0.19
Impact of acquisition-related (recoveries) expenses, net of tax	—	0.01	—	—	—	0.01	—
Core diluted earnings per common share	$0.13	$0.30	$0.36	$0.45	$0.46	$0.44	$0.67

Return on average tangible shareholders' equity	(3.17)%	(0.95)%	8.63%	6.47%	3.93%	(2.05)%	3.68%
Impact of income tax reform-related benefit	—%	—%	(2.77)%	—%	—%	—%	—%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	5.43%	5.30%	(0.38)%	0.23%	3.01%	5.37%	1.48%
Impact of acquisition-related (recoveries) expenses, net of tax	(0.02)%	0.16%	0.03%	—%	0.01%	0.07%	(0.02)%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related expenses, net of tax, and acquisition-related (recoveries) expenses, net of tax	2.24%	4.51%	5.51%	6.70%	6.95%	3.39%	5.14%

Reconciliation of adjusted noninterest expense from continuing operations:
Noninterest expense from continuing operations	$58,832	$47,846	47,892	$47,914	$49,964	$106,678	$99,435
Impact of stranded costs (3)	(6,247)	(8,294)	(9,492)	(10,104)	(10,679)	(14,541)	(21,878)
Adjusted noninterest expense from continuing operations	$52,585	$39,552	$38,400	$37,810	$39,285	$92,137	$77,557

(1)
The second quarter 2019 includes $5.1 million, $3.5 million, $2.0 million and $1.5 million expenses related to facilities & IT, severance, loss on mortgage servicing sales and other related expenses. In the first quarter of 2019, facilities & IT, severance, and other related expenses were $10.7 million, $1.1 million and $1.1 million and gain on sale of MSR was $774 thousand.

(2)
Includes noninterest expense from discontinued operations in the amount of $42.8 million, $49.9 million, $36.8 million, $46.7 million and $60.6 million for the three months ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

(3)
As a result of the Board's plan of exit or disposal, the revenues and certain expenses associated with the businesses sold have been classified as discontinued operations. Expenses classified within discontinued operations include only direct operating expenses incurred by the businesses discontinued that are identifiable as costs of the businesses sold, but only to the extent that we did not continue to recognize such expenses after the close of the transaction. Certain indirect costs, such as those related to corporate overhead and shared service functions, such as IT, HR, legal and accounting, that were previously allocated to the businesses discontinued and other expenses that do not meet the foregoing criteria are reported within continuing operations. These costs reported within continuing operations ("Stranded Costs") are included in Adjusted noninterest expense from continuing operations for all periods presented.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, cost reduction initiatives, performance of our continued operations relative to our past operations,the nature and magnitude of additional expected charges related to our plan of exit for our home loan center-based mortgage operations and expectations regarding the ongoing impact of our sale of assets related to the home loan based mortgage business and transfer of the mortgage servicing rights on our future financial condition and results of operations. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow, and the appropriate allocation of our prior operations between continuing operations and discontinued operations. These limitations and risks include unexpected costs, charges or expenses relating to or resulting from the disposition of our stand-alone home loan centers and sale of a significant portion of our mortgage servicing rights portfolio; our inability to implement all or a significant portion of the cost reduction measures we have identified, the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years;
our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2018 has been derived from our audited financial statements for the year then ended as included in our 2018 Form 10-K. All financial data, for the year end December 31, 2018 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2018 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2018, as contained in the Company's Annual Report on Form 10-K for such fiscal year.